EXHIBIT (a)(1)(J)

Company Contact:	Ed Rosenfeld
Executive Vice President, Strategic Planning and Finance
Steven Madden, Ltd.
(718) 446-1800

Investor Relations:	Cara O’Brien/Leigh Parrish
Financial Dynamics
(212) 850-5600

STEVEN MADDEN, LTD. ANNOUNCES THAT FOR PURPOSES OF COMPLETING
GUARANTEED DELIVERIES UNDER ITS DUTCH AUCTION TENDER OFFER IT WILL NOT
TREAT GOOD FRIDAY, MARCH 21, 2008, AS A BUSINESS DAY

          LONG ISLAND CITY, N.Y. – March 14, 2008 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced that it will not treat Good Friday, March 21, 2008, as a business day for purposes of completing tenders pursuant to a Notice of Guaranteed Delivery under its Dutch auction tender offer scheduled to expire at 12:00 Midnight, New York City Time, on March 18, 2008 (the “Expiration Time”). Accordingly, a stockholder who delivers a properly completed and duly executed Notice of Guaranteed Delivery to the Depository prior to the Expiration Time as provided in the Offer to Purchase will have until Monday, March 24, 2008, to complete its tender. This change is necessitated because, in recognition of Good Friday, various financial institutions will be closed on March 21, 2008 and there will be no means to complete tenders on that date.

          This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation of offers to buy the company’s common stock can be made only pursuant to the Offer to Purchase and related materials that the company has sent to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Stockholders are able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website: http://www.stevemadden.com. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co., Inc. at (800) 901-0068. (Banks and Brokers call collect: (212) 269-5550; Institutional Investors call: (212) 493-6933.)

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 100 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.